Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
October 22, 2014	Roy D. Jones, Chief Financial Officer
(864) 240-5104 or rjones@palmettobank.com

The Palmetto Bank Reports Third Quarter Net Income of $2.0 Million

Net Loan Growth of $23.9 Million (3.2%) During the Third Quarter

Greenville, S.C. – Palmetto Bancshares, Inc. (NASDAQ: PLMT) (the “Company”) reported third quarter 2014 net income of $2.0 million ($0.15 per diluted share), which is unchanged from the second quarter 2014 ($0.16 per diluted share). For the nine months ended September 30, 2014, the Company reported net income of $6.0 million ($0.47 per diluted share) compared to net income of $25.9 million ($2.03 per diluted share) for the nine months ended September 30, 2013. Results for the nine months ended September 30, 2013 include a non-cash income tax benefit resulting from the reversal of substantially all of the valuation allowance on the Company’s net deferred tax asset. Income before provision (benefit) for income taxes was $9.6 million for the nine months ended September 30, 2014 compared to $7.7 million for the nine months ended September 30, 2013. The Company also declared a quarterly cash dividend of $0.05 per common share payable on November 17, 2014 to shareholders of record on November 3, 2014.

“We continue to demonstrate our ability to produce solid financial results in this challenging economic environment and competitive banking market,” said Samuel L. Erwin, Chairman and Chief Executive Officer. “We are encouraged by both our loan production during the quarter and our deposit generation efforts. We are also pleased to continue the quarterly dividend for our shareholders as part of our “value creation strategy” to increase the value of The Palmetto Bank franchise.”

Highlights for the third quarter 2014 are summarized as follows:

●

Net income was $2.0 million, which was unchanged from the second quarter. As detailed below, a negative provision for loan losses was recorded which was offset primarily by writedowns on foreclosed real estate and vacant bank properties being marketed for sale.

●

Net interest margin declined 4 basis points from the second quarter to 3.77%, reflecting a reduction in average loan balances and loan yields from the continued low interest rate environment, as well as a decline in investment securities yields from an increase in prepayments on securities backed by mortgage and Small Business Administration (“SBA”) loans. As a result, net interest income declined $44 thousand.

●

The provision for loan losses was negative $500 thousand reflecting continued improvement in the risk profile of the loan portfolio, low charge-offs and a recovery of $833 thousand that was realized on a previously charged-off loan. There was no provision for loan losses recorded during the second quarter. The allowance for loan losses coverage ratio declined to 1.98%, also reflecting continued positive trends in credit quality.

●	Noninterest income decreased $82 thousand from the second quarter as increases in deposit-related fees were more than offset by a decline in mortgage banking and trading asset income.
●

Non-credit related expenses increased $438 thousand from the second quarter primarily due to writedowns of $253 thousand on vacant bank properties being marketed for sale, an increase in performance-based incentive accruals and professional fees associated with the revenue enhancement initiatives implemented in the third quarter.

●

Credit-related expenses, defined as foreclosed real estate writedowns and expenses and loan workout expenses, declined $40 thousand from the second quarter. The second and third quarters included writedowns related to a single real estate development included in foreclosed real estate of $478 thousand and $337 thousand, respectively.

●

Total period-end loans held for investment increased $23.9 million from the second quarter 2014 reflecting an increase in commercial and consumer loan originations, a strategic decision to retain a larger portion of mortgage loan production in the held for investment loan portfolio, and the purchase of $14.0 million of adjustable-rate mortgage (“ARM”) loans to supplement organic loan originations.

●	Nonperforming assets decreased $1.4 million from the second quarter reflecting ongoing payments and dispositions of problem loans and foreclosed assets.

The discussion of the Company’s results of operations and financial condition below is supplemented by the accompanying financial tables.

Net Interest Income

The net interest margin decreased 4 basis points to 3.77% in the third quarter 2014 and net interest income declined $44 thousand. The declines in net interest margin and net interest income are primarily due to lower average loan balances and yields and an increase in prepayments on securities backed by mortgage and SBA loans. While loans held for investment increased $23.9 million as of the end of the third quarter 2014, the increase occurred primarily in September, therefore interest income was only earned on these loans during a portion of the third quarter 2014.

●

The overall yield on the loan portfolio continued to decline as higher-yielding loans matured and were replaced with new loan originations at lower rates in the current low interest rate and competitive banking environment.

●

The overall cost of funds was unchanged and remained at 0.05% during the third quarter 2014, reflecting the Company’s strong core deposit franchise. Core deposits, defined as total deposits less time deposits over $100 thousand, increased $9.5 million during the third quarter 2014 and represent 93% of total deposits at September 30, 2014.

●

The Federal Reserve continues to maintain short term interest rates near historically low levels. The sustained level of low interest rates, in addition to increasing competition for credit-worthy borrowers in the Company’s markets, has an overall negative impact on earning asset yields and makes improvement in our net interest income and margin challenging.

Noninterest Income

Noninterest income decreased $82 thousand from the second quarter, primarily due to the following:

●

Mortgage banking income declined $241 thousand from a $1.1 million reduction in mortgage loan sales due to the Company’s decision during the third quarter 2014 to retain mortgage production in the held for investment portfolio rather than selling the loans in the secondary market, as well as a $196 thousand reduction in the fair value of mortgage loan commitments accounted for as derivatives. The Company expects to continue its strategy of retaining a portion of its mortgage loan production during the fourth quarter 2014. Mortgage loan production was $25.7 million and $20.5 million in the second and third quarters 2014, respectively.

●	Trading asset income, before account management expenses, declined $77 thousand due to lower trading activity and a reduction in pricing spreads.
●

These decreases were partially offset by an increase in service charges on deposit accounts of $236 thousand. The increase reflects the impact of the revenue enhancement initiatives that were implemented on July 1 and September 1, 2014, as well as increases in deposit transaction volumes. The Company also refined the features of select deposit products and introduced new products effective September 1, 2014. The increase in noninterest income from the revenue enhancement initiatives and product changes implemented during the third quarter are expected to result in incremental revenues in the fourth quarter 2014 and in 2015.

Noninterest Expense

Total noninterest expense increased $398 thousand during the third quarter 2014, primarily due to the following:

●	The Company recorded a non-recurring writedown of $253 thousand to reflect a reduction in the estimated fair values of vacant land and a branch facility that are being marketed for sale.
●

Salaries and other personnel expense increased $100 thousand due to an increase in performance-based incentive accruals. Base salaries declined $82 thousand in the third quarter 2014 compared to the second quarter 2014 reflecting the reduction in full-time equivalent employees (including contractors) from 300 at June 30, 2014 to 291 at September 30, 2014 as a result of process improvement projects implemented during 2014.

●	Professional services expense increased $70 thousand primarily due to expenses associated with the revenue enhancement initiatives implemented during the third quarter 2014.
●

The second and third quarter 2014 included writedowns of $478 thousand and $337 thousand, respectively, related to a single real estate development included in foreclosed real estate. The third quarter 2014 writedown reflects the execution of a contract to sell 16 residential lots located in one particular development and represents 10% of the Company’s book value concentration in this overall development. The sale is expected to close in the fourth quarter 2014.

The Company continues its focus on strategic efficiency to address net interest margin challenges, revenue pressures on fee income and increased regulatory compliance costs. During the third quarter 2014, the Company continued the implementation of various process improvement projects such as continuing the transition to part-time staffing in the branches, direct recruiting in lieu of paying staffing agencies, further consolidation of telephone providers and renegotiation of equipment maintenance contracts. The process improvement projects generated expense reductions during the second and third quarters 2014 and are expected to have a continued positive impact on the Company’s financial results over the remainder of 2014 and in 2015. The Company has additional process improvement projects that will result in further expense reductions over the remainder of 2014 and in 2015.

Credit Quality

Nonperforming assets decreased $1.4 million from the second quarter 2014 to $21.3 million at September 30, 2014 as a result of continued problem asset resolutions.

●

Net recoveries were $270 thousand during the third quarter 2014 compared to net charge-offs of $647 thousand during the second quarter 2014 (0.34% of average loans, annualized). Net recoveries include an $833 thousand recovery on one borrower relationship previously charged-off. Excluding the impact of this recovery, net charge-offs were $563 thousand (0.30% of average loans, annualized) during the third quarter 2014.

●	Past due loans were 0.47% of loans outstanding at September 30, 2014 compared to 0.38% at June 30, 2014 and have remained below 1.00% for seven consecutive quarters.
●

The amount of the Company’s allowance for loan losses was reduced given the continued overall improvement in credit quality and reduced risk profile of the loan portfolio. The allowance for loan losses coverage ratio was 1.98% at September 30, 2014 compared to 2.07% at June 30, 2014. Absent unexpected negative trends in credit quality, the Company expects its allowance for loan losses coverage ratio to be further reduced in the fourth quarter 2014.

Balance Sheet and Capital

Total assets increased $5.5 million from June 30, 2014 to $1.1 billion at September 30, 2014 primarily due to an increase in cash from growth in deposits during the third quarter 2014.

●

During the third quarter 2014, gross loans increased $23.9 million reflecting organic growth in commercial and consumer loans, a strategic decision to retain a larger portion of mortgage loan production in the loan portfolio, and the purchase of $14.0 million of ARM loans. The decision to retain mortgage loan production and the ARM loan purchase were intended to supplement the Company’s organic loan originations. To the extent organic loan growth slows or unscheduled payoffs exceed organic loan growth, the Company may consider additional loan pool purchases in the future. The loans purchased during the third quarter 2014 are comprised of 16 performing jumbo hybrid ARM loans secured by residential real estate located primarily in and around Atlanta, Georgia.

●

While loan origination volume increased during the third quarter 2014, the overall economic environment remains sluggish and the level of competition for lending relationships is increasing. As a result, loan demand is uneven and the pricing on new loan originations remains extremely competitive.

●

Investment securities available for sale increased $5.0 million during the third quarter 2014 to $214.6 million as excess liquidity was redeployed into higher-yielding earning assets. At September 30, 2014, an after-tax net unrealized loss on the investment securities portfolio of $1.5 million was recorded in accumulated other comprehensive loss, compared to $1.0 million at June 30, 2014. The Company continues to evaluate the interest rate sensitivity of its investment securities portfolio in anticipation of rising interest rates. At September 30, 2014, the estimated percentage decrease in fair value resulting from an instantaneous 100 basis point increase in interest rates was 4.09%.

●

Noninterest bearing deposits increased $13.6 million while time deposits decreased $6.0 million, demonstrating the Company’s continued ability to both attract low cost deposits and achieve further reductions in higher-cost time deposits.

●

The Company remains focused on executing several strategies to continue growing core deposits through increasing balances in existing accounts as well as growth in the number of households. These strategies include proactively retaining clients, attracting new clients, utilizing teammates with specialized deposit product knowledge, and enhancing existing deposit products. Growth in deposits is expected to be used primarily to fund future loan growth.

●	The Company’s banking subsidiary, The Palmetto Bank, met all regulatory required minimum capital ratios and continued to be categorized as “well-capitalized” at September 30, 2014.
●

In October 2014, the Company declared a quarterly cash dividend of $0.05 per common share, reflecting sustained profitability and strong capital levels. The dividend is payable on November 17, 2014 to shareholders of record on November 3, 2014.

“Our organic loan production improved notably during the third quarter,” continued Erwin. “However, we continue to experience an elevated level of unscheduled loan payoffs and uneven loan demand. Accordingly, during the third quarter we executed several tactical strategies to continue to increase our earning assets to generate interest income. In addition, we implemented revenue enhancement and expense reduction initiatives during the third quarter to further improve our financial results. We expect all of these actions to result in bottom line improvement in the fourth quarter.”

About The Palmetto Bank: Headquartered in Greenville, South Carolina, The Palmetto Bank is a 108-year old community bank and is the second largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.1 billion and serves the Upstate of South Carolina through 25 branch locations in nine counties along the economically attractive I-85 corridor, as well as 24/7/365 service through online and mobile banking, ATMs and telephone. The Bank has a unique understanding of the Upstate market and delivers local decision making with greater responsiveness to clients. Through its Retail, Commercial and Wealth Management lines of business, the Bank specializes in providing financial solutions to consumers and small to mid-size businesses with deposit and cash management products, loans (including consumer, mortgage, credit card, automobile, Small Business Administration, commercial, and corporate), lines of credit, trust, brokerage, private banking, financial planning and insurance. The Bank provides solutions that improve the client experience by providing clients the ability to bank whenever they want, wherever they want. Additional information may be found at the Bank's website at palmettobank.com or on Facebook.

# # #

Addendum to News Release – Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the Company, and the timing and amount of future capital raising activities by the Company, if any; and (3) actions taken by banking regulatory agencies related to the banking industry in general and the Company or the Bank specifically. The assumptions underlying the forward-looking statements could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov), including the “Risk Factors” included therein. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect changes in circumstances or events that occur after the date the forward-looking statements are made.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

(dollars in thousands, except per share data)

(unaudited)

						September 30,
	September 30,	June 30,	March 31,	December 31,	September 30,	2014 vs. 2013
	2014	2014	2014	2013	2013	% Change

Cash and cash equivalents	$43,383	$60,104	$65,942	$38,178	$55,743	(22.2)%
Investment securities available for sale, at fair value	214,582	209,617	208,772	214,383	227,079	(5.5)
Trading account assets, at fair value	5,458	5,381	5,247	5,118	5,027	8.6
Mortgage loans held for sale	268	4,874	2,474	1,722	1,865	(85.6)

Loans, gross	776,947	753,049	755,878	767,513	756,814	2.7
Less: allowance for loan losses	(15,366)	(15,596)	(16,243)	(16,485)	(16,706)	(8.0)
Loans, net	761,581	737,453	739,635	751,028	740,108	2.9

Foreclosed real estate	6,595	7,335	7,490	7,502	7,928	(16.8)
Deferred tax asset, net	18,109	18,875	20,546	22,087	22,197	(18.4)
Bank-owned life insurance	11,845	11,767	11,691	11,617	1,571	654.0
Other assets	35,354	36,259	37,610	38,594	38,379	(7.9)
Total assets	$1,097,175	$1,091,665	$1,099,407	$1,090,229	$1,099,897	(0.2)%

Noninterest bearing deposits	$212,813	$199,169	$191,474	$178,075	$187,150	13.7%
Interest bearing deposits	723,476	729,084	736,559	729,285	757,662	(4.5)
Total deposits	936,289	928,253	928,033	907,360	944,812	(0.9)

Retail repurchase agreements	24,050	17,867	17,319	18,175	24,640	(2.4)
FHLB advances	-	10,000	20,000	35,000	-	-
Other liabilities	5,501	5,291	7,103	5,877	9,499	(42.1)
Total liabilities	965,840	961,411	972,455	966,412	978,951	(1.3)

Shareholders' equity	131,335	130,254	126,952	123,817	120,946	8.6

Total liabilities and shareholders' equity	$1,097,175	$1,091,665	$1,099,407	$1,090,229	$1,099,897	(0.2)%

Quarterly Average Balances
Loans(1)	$753,711	$755,199	$764,526	$766,454	$749,201	0.6%
Investment securities	210,929	207,575	212,186	220,412	243,955	(13.5)
Trading account assets	5,410	5,314	5,178	5,067	652	729.8
Total assets	1,090,636	1,099,617	1,094,578	1,096,881	1,080,900	0.9
Noninterest-bearing deposits	205,257	200,933	186,852	188,603	188,477	8.9
Interest-bearing deposits	728,880	733,452	726,707	751,974	763,746	(4.6)
Retail repurchase agreements	18,177	18,383	18,269	22,638	19,521	(6.9)
FHLB advances and other borrowings	2,174	13,193	31,276	2,271	24	n/m
Shareholders' equity	131,094	128,612	125,664	123,299	100,795	30.1

Other Data and Ratios
Past due loans	0.47%	0.38%	0.81%	0.42%	0.63%	(25.4)%
Nonperforming loans	$14,611	$15,269	$14,035	$15,108	$14,735	(0.8)
Nonperforming assets	21,256	22,693	21,538	22,654	22,706	(6.4)
90-days past due and still accruing interest	243	731	-	-	1,723	(85.9)
ALL as % of loans held for investment	1.98%	2.07%	2.15%	2.15%	2.21%	(10.4)
Net (recoveries) charge-offs (quarterly)	$(270)	$647	$242	$2,021	$1,157	(123.3)
Net charge-offs to average loans (annualized)	n/m	0.34%	0.13%	1.05%	0.61%	(100.0)

Outstanding common shares	12,793,543	12,791,621	12,792,509	12,784,605	12,783,019	0.1
Book value per common share	$10.27	$10.18	$9.92	$9.68	$9.46	8.6
Closing market price per common share	14.14	14.39	14.09	12.96	13.04	8.4

Tier 1 risk-based capital (consolidated)(2)	15.41%	15.29%	14.82%	14.24%	14.26%	8.1
Total risk-based capital (consolidated)(2)	16.67	16.54	16.08	15.49	15.52	7.4
Tier 1 leverage ratio (consolidated)(2)	12.01	11.69	11.37	11.03	10.95	9.7

Full Time Equivalent Employees - including contractors	290.5	299.8	308.0	305.0	306.0	(5.1)

(1)	Includes Mortgage and Other loans held for sale.
(2)	September 30, 2014 ratios are estimated and may be subject to change pending the filing of the Company's FR Y-9C with the Federal Reserve; all other periods are presented as filed.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	For the Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	September 30, 2014 vs. 2013 % Change
Interest income
Interest earned on cash and cash equivalents	$25	$32	$14	$17	$24	4.2%
Dividends received on FHLB stock	15	25	14	10	8	87.5
Interest earned on trading account assets	47	45	46	33	5	n/m
Interest earned on investment securities available for sale	944	1,015	1,004	1,033	1,010	(6.5)
Interest and fees earned on loans	8,840	8,803	8,998	9,330	9,476	(6.7)
Total interest income	9,871	9,920	10,076	10,423	10,523	(6.2)

Interest expense
Interest expense on deposits	124	123	127	385	475	(73.9)
Interest expense on retail repurchase agreements	-	1	-	1	-	-
Interest paid on FHLB advances	2	7	16	1	-	n/m
Total interest expense	126	131	143	387	475	(73.5)

Net interest income	9,745	9,789	9,933	10,036	10,048	(3.0)

Provision for loan losses	(500)	-	-	1,800	645	n/m

Net interest income after provision for loan losses	10,245	9,789	9,933	8,236	9,403	9.0

Noninterest income
Service charges on deposit accounts, net	1,929	1,693	1,562	1,883	1,862	3.6
Fees for trust and investment management and brokerage services	179	177	146	151	214	(16.4)
Mortgage-banking	275	516	461	498	375	(26.7)
Debit card and automatic teller machine, net	603	618	586	652	648	(6.9)
Bankcard services	76	70	67	67	70	8.6
Investment securities gains (losses), net	-	-	85	23	(44)	(100.0)
Trading asset income, net	98	175	171	134	36	172.2
Other	248	241	288	167	118	110.2
Total noninterest income	3,408	3,490	3,366	3,575	3,279	3.9

Noninterest expense
Salaries and other personnel	4,823	4,723	4,790	4,837	4,862	(0.8)
Occupancy and equipment	2,038	2,045	2,142	2,037	2,004	1.7
Professional services	705	635	813	609	491	43.6
FDIC deposit insurance assessment	351	356	356	356	355	(1.1)
Marketing	290	222	255	304	267	8.6
Foreclosed real estate writedowns and expenses	661	717	313	468	173	282.1
Loan workout expenses	135	119	131	204	410	(67.1)
Other	1,479	1,267	1,289	1,397	1,273	16.2
Total noninterest expense	10,482	10,084	10,089	10,212	9,835	6.6

Income before provision (benefit) for income taxes	3,171	3,195	3,210	1,599	2,847	11.4

Provision (benefit) for income taxes	1,189	1,168	1,182	(224)	(19,386)	(106.1)

Net income	$1,982	$2,027	$2,028	$1,823	$22,233	(91.1)%

Earnings per Share and Results of Operations
Basic net income per common share	$0.15	$0.16	$0.16	$0.14	$1.74	(91.4)%
Diluted net income per common share	0.15	0.16	0.16	0.14	1.74	(91.4)
Weighted average shares outstanding, diluted	12,771,634	12,744,931	12,707,444	12,689,245	12,674,743	0.8
Efficiency ratio	79.7%	75.9%	75.9%	75.0%	73.8%	8.0
Return on average assets	0.72	0.74	0.75	0.66	8.16	(91.2)
Return on average equity	6.00	6.32	6.54	5.87	87.51	(93.1)

Yields and Rates
Loans (1)	4.65%	4.68%	4.77%	4.83%	5.02%	(7.4)%
Investment securities available for sale	1.79	1.96	1.89	1.87	1.66	7.8
Trading account assets	3.45	3.40	3.60	2.58	3.04	13.5
Transaction deposits	0.01	0.01	0.01	0.01	0.01	-
Money market deposits	0.03	0.03	0.03	0.03	0.02	50.0
Savings deposits	0.01	*	0.01	0.01	0.01	-
Time deposits	0.22	0.23	0.22	0.64	0.75	(70.7)
Retail repurchase agreements	*	0.02	*	0.02	*	n/m
FHLB advances and other borrowings	0.36	0.21	0.21	0.17	-	n/m
Net interest margin	3.77	3.81	3.94	3.86	3.83	(1.6)

(1)	Includes Mortgage and Other loans held for sale.
*	Rounds to less than .01% for the period.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	For the Nine Months Ended September 30,		2014 vs. 2013
	2014	2013	% Change
Interest income
Interest earned on cash and cash equivalents	$71	$83	(14.5)%
Dividends received on FHLB stock	54	29	86.2
Interest on trading account assets	138	5	n/m
Interest earned on investment securities available for sale	2,963	2,984	(0.7)
Interest and fees earned on loans	26,641	29,014	(8.2)
Total interest income	29,867	32,115	(7.0)

Interest expense
Interest expense on deposits	374	1,872	(80.0)
Interest expense on retail repurchase agreements	1	1	-
Interest paid on FHLB advances	25	-	n/m
Total interest expense	400	1,873	(78.6)

Net interest income	29,467	30,242	(2.6)

Provision for loan losses	(500)	1,665	(130.0)

Net interest income after provision for loan losses	29,967	28,577	4.9

Noninterest income
Service charges on deposit accounts, net	5,184	5,019	3.3
Fees for trust and investment management and brokerage services	502	1,888	(73.4)
Mortgage-banking	1,252	1,510	(17.1)
Debit card and automatic teller machine, net	1,807	1,748	3.4
Bankcard services	213	194	9.8
Investment securities gains, net	85	287	(70.4)
Trading asset income, net	444	36	n/m
Other	777	579	34.2
Total noninterest income	10,264	11,261	(8.9)

Noninterest expense
Salaries and other personnel	14,336	15,270	(6.1)
Occupancy and equipment	6,225	5,936	4.9
Professional services	2,153	1,474	46.1
FDIC deposit insurance assessment	1,063	1,083	(1.8)
Marketing	767	747	2.7
Foreclosed real estate writedowns and expenses	1,691	2,905	(41.8)
Gain on other loans held for sale	-	(326)	(100.0)
Loan workout expenses	385	862	(55.3)
Other	4,035	4,170	(3.2)
Total noninterest expense	30,655	32,121	(4.6)

Income before provision (benefit) for income taxes	9,576	7,717	24.1

Provision (benefit) for income taxes	3,539	(18,191)	(119.5)

Net income	$6,037	$25,908	(76.7)%

Earnings per Share and Results of Operations
Basic net income per common share	$0.47	$2.03	(76.8)%
Diluted net income per common share	0.47	2.03	(76.8)
Weighted average shares oustanding, diluted	12,741,976	12,655,473	0.7
Efficiency ratio	77.2%	77.4%	(0.3)
Return on average assets	0.74	3.16	(76.7)
Return on average equity	6.28	34.39	(81.7)

Yields and Rates
Loans (1)	4.70%	5.22%	(10.0)%
Investment securities available for sale	1.88	1.54	22.1
Trading account assets	3.48	3.04	14.5
Transaction deposits	0.01	0.01	-
Money market deposits	0.03	0.02	50.0
Savings deposits	0.01	0.01	-
Time deposits	0.22	0.91	(75.8)
Retail repurchase agreements	0.01	0.01	-
FHLB advances and other borrowings	0.22	-	n/m
Net interest margin	3.84	3.84	-

(1)	Includes Mortgage and Other loans held for sale.